Exhibit 4.16

Amendment to Convertible Debenture and Registration Rights Agreement

The 10% Secured Convertible Debenture Due February 25, 2007 (“Debenture”) dated August 25, 2006 issued to Cornell Capital Partners, LP (“Lender”) by Global IT Holdings, Inc. (the “Company”) and the Registration Rights Agreement dated August 25, 2006 by and between the Lender and the Company (“Registration Rights Agreement”) are hereby amended to provide as follows:

 1. The first sentence of Section 3(c)(i) of the Debenture shall be amended to read as follows:

“The conversion price in effect on any Conversion Date shall be, at the sole option of the Holder, equal to either (a) $.035 (the “Fixed Conversion Price”) or (b) 75% of the lowest Closing Bid Price of the Common Stock during the five (5) trading days immediately preceding the Conversion Price as quoted by Bloomberg, LP (the “Market Conversion Price”).”

2. The first sentence of Section 2(a) of the Registration Rights Agreement shall be amended to read as follows:

“Subject to the terms and conditions of this Agreement, the Company shall prepare and file, no later than ninety (90) days from the date hereof (the “Scheduled Filing Deadline”) with the SEC a registration statement on Form S-1 or SB-2 (or, if the Company is then eligible, on Form S-3) under the Securities Act (the “Initial Registration Statement”) for the resale by the Investors of the Registrable Securities, which includes at least 130,000,000 shares of Common Stock to be issued upon conversion of the Convertible Debentures and 3,000,000 shares of Common Stock to be issued upon exercise of the Warrants.”

3. In order to eliminate any ambiguity, the change to the capitalized term “Fixed Conversion Price” in the Debenture set forth in this Amendment shall change the capitalized term “Fixed Conversion Price” as used in all Transaction Documents.

4. This Amendment may be executed in two or more counterparts which together shall constitute a single agreement. Except as amended hereby, the Registration Rights Agreement and the Debenture shall remain in full force and effect; provided, in the event of any inconsistency between this Amendment and the Registration Rights Agreement or the Debenture, the provisions of this Amendment shall control. Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Debenture, the Registration Rights Agreement or any of the other Transaction Documents.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment or caused this Amendment to be executed by their duly authorized representatives as of the 7th day of November 2006.

CORNELL CAPITAL PARTNERS, LP

By:	______________________________
Mark Angelo, Portfolio Manager

GLOBAL IT HOLDINGS, INC.

By:	______________________________
Craig Press, Chief Executive Officer